EXHIBIT 99
NEWS RELEASE
SurModics Announces Initiation by Merck & Co., Inc. of
Phase IIb Clinical Trial for I-vation™ TA
EDEN PRAIRIE, Minnesota — June 25, 2008 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today the initiation by Merck & Co., Inc. of a Phase IIb clinical trial to evaluate the safety and efficacy of SurModics’ I-vation™ TA in patients with diabetic macular edema. The initiation of this Phase IIb trial triggers a milestone payment of $9 million from Merck to SurModics under the companies’ License and Research Collaboration Agreement announced in June 2007.
“Today’s announcement marks an important milestone and is the culmination of many months of hard work by the teams at Merck and SurModics in preparation for this next phase of clinical studies,” said Bruce Barclay, president and CEO of SurModics. “The unmet clinical need relating to retinal diseases is significant. We believe the I-vation platform offers the potential for sustained release drug delivery to the back of the eye, implantation through a minimally invasive procedure and removal once the drug has been fully released.”
The I-vation Intravitreal Implant utilizes a system with the potential to deliver drug on a sustained release basis for up to two years, however, the implant being utilized in this study is designed to elute the drug for approximately 12 months. Currently, the majority of treatments being developed for retinal disease require repeat injections into the eye every one to three months. Replacing multiple injections with a single implant providing long-term, controlled drug release could represent a significant advance in therapeutic treatment due to potentially improved patient compliance and the potential for reduced risk of side effects versus intravitreal injections.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device,

SurModics Announces Initiation by Merck & Co., Inc. of Phase IIb Clinical Trial for I-vation™ TA pharmaceutical and life science companies to develop and commercialize innovative products that result in improved patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. Collaborative efforts include a sustained drug delivery system in human trials for treatment of retinal disease and the drug delivery polymer matrix on the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) realizing the full potential benefits of the company’s agreement with Merck & Co., Inc. requires the development of new products and applications of technology; (2) costs or difficulties relating to the integration of the businesses of Brookwood Pharmaceuticals and BioFX Laboratories with SurModics’ business may be greater than expected and may adversely affect the company’s results of operations and financial condition; (3) developments in the regulatory environment, as well as market and economic conditions, and our reliance on third parties, may adversely affect our business operations and profitability, and the company’s ability to achieve our fiscal 2008 corporate goals and to realize the potential of our pipeline; and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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SurModics Announces Initiation by Merck & Co., Inc. of Phase IIb Clinical Trial for I-vation™ TA

Contact
Phil Ankeny, Sr. VP and Chief Financial Officer
(952) 829-2700